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                                                                   EXHIBIT 11.2

                                  UNISYS CORPORATION
                    STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
            FOR THE THREE MONTHS ENDED JUNE 30, 1994 and 1993 (UNAUDITED)
                            (Millions, except share data)
                                                           1994            1993
                                                           ----            ----
Primary Earnings Per Common Share

Average Number of Outstanding Common Shares            170,746,889     162,468,876
Additional Shares Assuming Exercise of Stock Options     1,498,461       2,411,870
                                                       -----------     ----------
Average Number of Outstanding Common Shares and
  Common Share Equivalents                             172,245,350     164,880,746
                                                       ===========     ===========

Net Income                                                  $ 49.9          $103.0
Dividends on Series A, B and C Preferred Stock               (30.0)          (30.6)
                                                            ------          ------

Primary Earnings on Common Shares                           $ 19.9          $ 72.4
                                                            ======          ======

Primary Earnings Per Common Share                           $  .12          $  .44
                                                            ======          ======

Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
 Shares and Common Share Equivalents                   172,245,350     164,880,746
Additional Shares:
  Assuming Conversion of 8 1/4% Convertible Notes       33,697,762      33,699,634
  Attributable to Stock Options                                             40,403
                                                       -----------     -----------

Common Shares Outstanding Assuming Full Dilution       205,943,112     198,620,783
                                                       ===========     ===========

Primary Earnings on Common Shares                           $ 19.9          $ 72.4
Interest Expense on 8 1/4% Convertible Notes,
  Net of Applicable Tax                                        4.5             4.5
                                                            ------          ------

Fully Diluted Earnings on Common Shares                     $ 24.4          $ 76.9
                                                            ======          ======

Fully Diluted Earnings Per Common Share                     $  .12          $  .39
                                                            ======          ======
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